Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert G. Schoenberger and Mark H. Collin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement and any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
Robert G. Schoenberger	Director, Chairman of the Board, Chief Executive Officer and President

Mark H. Collin	Senior Vice President, Chief Financial Officer and Treasurer

Laurence M. Brock	Controller and Chief Accounting Officer

Dr. Robert V. Antonucci	Director

David P. Brownell	Director

Michael J. Dalton	Director

/s/ ALBERT H. ELFNER, III Albert H. Elfner, III	Director	October 10, 2008

Edward F. Godfrey	Director

Michael B. Green	Director

/s/ EBEN S. MOULTON Eben S. Moulton	Director	October 10, 2008

M. Brian O’Shaughnessy	Director

Charles H. Tenney, III	Director

Dr. Sarah P. Voll	Director